EXHIBIT (13)(c)

Fee Waiver Agreement

EULAV Asset Management (the “Adviser”) and EULAV Securities LLC (the “Distributor”) each agree to extend the following fee waivers:

Value Line New York Tax Exempt Trust:  The Adviser waives .225% of the advisory fee and the Distributor waives .25% of the Rule 12b-1 fee, for the period ending May 31, 2013.

Dated this 12th day of March, 2012

On behalf of the Distributor and the Adviser,

/s/ Mitchell Appel
Mitchell Appel, President
EULAV Asset Management
EULAV Securities LLC

Received:

/s/ Emily Washington
Emily Washington, Treasurer
Value Line Mutual Funds